EXHIBIT 99.1

Innovation. Experience. Performance.

NEWS RELEASE

CAMBREX CORPORATION ANNOUNCES APPOINTMENT OF SHLOMO YANAI AS
VICE CHAIRMAN OF THE BOARD OF DIRECTORS

- Former President and CEO of Teva to work with Cambrex team on growth initiatives -

East Rutherford, NJ – November 29, 2012 – Cambrex Corporation (NYSE: CBM) announced that Shlomo Yanai was appointed to its Board of Directors yesterday and will serve as its Non-Executive Vice Chairman.  Mr. Yanai, who retired in mid-2012 as the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., the largest generic pharmaceutical manufacturer in the world, has extensive experience in the life sciences industry.  As Vice Chairman of the Cambrex Board, he will work closely with the Company’s other directors and its leadership team to formulate and help execute Cambrex’s growth strategies.

“We are excited to have Mr. Yanai join Cambrex’s Board of Directors,” said Chairman John Miller. “Shlomo’s exceptional career at Teva positions him well to make significant contributions to the success of our Company.  His in-depth knowledge of our industry will enhance our ability to build on the progress we’ve made and will provide us with valuable insight as we seek and evaluate growth opportunities.”

Cambrex’s President and Chief Executive Officer Steven M. Klosk commented, “Shlomo’s outstanding background in the pharmaceutical industry will be a great asset to us as we continue to implement our strategic initiatives to grow sales of active pharmaceutical ingredients and finished dosage form products for the branded and generic markets.”

Mr. Yanai served from 2007 until mid-2012 as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., during which time Teva increased revenues from $8.4 billion to approximately $20 billion.  From 2003 to 2006, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries, a leading global agro-chemicals company.  Mr. Yanai also served as a member of the Board of Directors of the Bank Leumi Le-Israel, Israel’s second largest bank, LycoRed Natural Products Industries and I.T.L. Optronics Ltd.  Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces.  Currently, Mr. Yanai is a member of the Board of Governors of Technion, the Israel Institute of Technology and the International Advisory Board, M.B.A. program of Ben-Gurion University.  He is also an honorary member of the Board of The Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya.

“The Cambrex team has been very successful in propelling the worldwide growth of the Company and I am looking forward to contributing to the Company’s initiatives to continue this success,” commented Mr. Yanai.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com

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